Exhibit 10.4


                                                   OneStopPlaza.com
                                               7908 Sierra Vista Street
                                              Rancho Cucamonga, CA 91730
                                        Phone: (909) 981-3453 Fax (909) 981-3793



August 23, 2000

Capco Energy, Inc.
2922 E. Chapman Ave., # 202, Orange, CA 92869

Re.: Letter Agreement to Acquire Sixty-five Percent (65%) Equity Position in Meteor Stores, Inc., a New Mexico Corporation ("MSI").

Gentlemen:

Pursuant to several previous conversations and negotiations, OneStopPlaza.Com, Inc. ("OSPC") (the "Buyer") hereby agrees to acquire an equity position in MSI from Capco, Energy, Inc. ("CEI") (the "Seller"). This Letter Agreement is contingent upon acceptance of the following terms and conditions by the Buyer and Seller:

     o Scope of Acquisition: Sixty-five percent (65%) of MSI common stock, which is currently owned and held by CEI.

     o Purchase Price: The Purchase Price for the stock shall be one million seventy-five thousand US dollars ($1,075,000). The purchase Price shall be paid as following: $215,000 in cash and stock of which fifty thousand dollars shall be in form of cash upon signing of this Letter Agreement by the Seller, Buyer and MSI. Also, the Buyer shall cause a transfer or surrender of 132,000 shares of CEI common stock to CEI. The balance of the Purchase Price in the amount of eight hundred sixty thousand dollars ($860,000) shall be paid by December 31, 2000. During the term of the Note, which will be secured by MSI stock, interest-only payments shall be made on quarterly basis. The interest rate shall be 9% annually on the unpaid principal balance. The interest payments to CEI shall be current with in 30 days of Closing.

     o Effective Date and Control: The effective date of this transaction shall be January 1, 2000 and the Buyer shall be deemed in control of the management of MSI as of that date. CEI's equity position in MSI shall be for investment purposes only.

     o Closing: The Closing shall be deemed to have taken place upon execution of this agreement and the payment of the cash and stock portion of the purchase price.

     o    Basis  for  Purchase  Price   Determination:   The  attached  schedule
          ("Exhibit A") was used for determination of the Purchase Price.

     o Financial Statements: Subject to adjustments noted elsewhere in this Letter Agreement and other adjustments that are necessary in ordinary course of business, MSI' s financial statements as of December 31, 1999 shall set out corporations assets, liabilities and equity. Such financial statements shall be made part of this Letter Agreement and attached as Exhibit B.

     o CEI's Disclaimer and Assignments: It is understood that the Buyer is conducting this transaction on "as is, where is" basis. CEI will not be held responsible for any actions and / or claims arising out of this transaction. MSI shall continue to be entitled to all the adjustments that are due from Meteor Industries, Inc. ("MMI") resulting from CEI' s acquisition of MSI from MMI. Further, in this regard, CEI will make assignments in favor of MSI for all of the MSI's rights as per acquisition contract(s) between CEI and MMI.

     o Default Terms: In the event of a default by the Buyer, CEI shall have the right to foreclose against the security unless the interest payment is made and the default is fully cured within 60 days of the default date.

     o Officers and Directors: MSI's board shall consist of three directors. The Seller, at its own discretion, shall have the right to appoint one director to the MSI board. The Buyer shall appoint the other two directors. If the Seller declines to exercise this right at any time, the Buyer shall inherit that right there forward.

     o Adjustments and Inter-Company Accounts: CEI shall re-assume the note payable to MII regarding the Petrosantander transaction. All accounts among the Seller and MSI containing pre and post Effective Date transactions ("Inter-company Accounts") shall be reconciled. The Seller shall reimburse MSI for all balances owed to clear Inter-company Accounts with 30 days from the Closing date. Such period may be extended by a mutual agreement.

     o Post Closing Adjustments and Actions: Any and all post closing adjustments shall be resolved within 120 days from the closing date unless such 120 days period is waived and or extended by a mutual agreement among the Seller and Buyer. CEI shall obtain a release on all of MSI's common stock except for their 35% position in the MSI common stock from any party / parties where MSI stock may have been pledged as a collateral.

        When fully Signed in the spaces provided below, this Letter Agreement shall be binding upon the Buyer, Seller, and MSI.

     Agreed to and accepted:                 Agreed to and accepted:
     Capco Energy, Inc.                      OneStopPlaza.Com, Inc.

     /s/ Ilyas Chaudhary                     /s/ Imran Jattala
     ----------------------------            --------------------------
     By: Ilyas Chaudhary                     By: Imran Jattala
     Its President                           Its: President
     Date: 9/27/00                           Date: 9/27/00



     Agreed to and accepted:

     Meteor Stores, Inc.


    /s/ Imran Jattala
    ----------------------
    By:  Imran Jattala
    Its President
    Date: 09/27/00